SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X]	Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

RSA Security Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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SCHEDULE 14A INFORMATION
PROXY STATEMENT
Security Ownership of Certain Beneficial Owners and Management
Votes Required
PROPOSAL 1 -- ELECTION OF DIRECTORS
Board and Committee Meetings
Director Compensation
Compensation of Executive Officers
Employment Agreements
Severance Agreements
Noncompetition Agreements
1998 Deferred Compensation Plan
Summary Compensation
Option Grants
Aggregated Option Exercises and Year-End Option Table
Compensation Committee Report on Executive Compensation
Compensation Policies
Base Salary
Annual Cash Incentive Opportunities
Long-Term Stock-Based Incentives
1999 Compensation
Certain Relationships and Related Transactions
Comparative Stock Performance
PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT OF AUDITORS
STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 19, 2000

[RSA LOGO]

RSA SECURITY INC.

Notice of Annual Meeting of Stockholders

To Be Held April 19, 2000

      NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of RSA Security Inc., a Delaware corporation (the “Company”), will be held on Wednesday, April 19, 2000 at 11:00 a.m. at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts (the “Meeting”) for the purpose of considering and voting upon the following matters:

1.	To elect three Class III Directors for the ensuing three years;

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the current year; and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

      The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

      The Board of Directors has fixed the close of business on Friday, March 3, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

      A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 1999, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

By Order of the Board of Directors,

/s/ Margaret K. Seif
Margaret K. Seif, Secretary

March 13, 2000

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF YOU MAIL THE PROXY CARD IN THE UNITED STATES.

RSA SECURITY INC.

36 Crosby Drive
Bedford, Massachusetts 01730

PROXY STATEMENT

For Annual Meeting of Stockholders To Be Held April 19, 2000

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of RSA Security Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, April 19, 2000 at 11:00 a.m. at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts and at any adjournments thereof (the “Meeting”).

      All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. A stockholder may revoke his, her or its proxy at any time before the exercise of the proxy by delivering a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

      On March 3, 2000, the record date for determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 39,772,538 shares of Common Stock of the Company, $.01 par value per share (the “Common Stock”). Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

      The Notice of Meeting, this Proxy Statement, the enclosed proxy and the Company’s Annual Report to Stockholders for the year ended December 31, 1999 are first being sent or given to stockholders on or about March 13, 2000. The Company will, upon written request of any stockholder, furnish without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, without exhibits. Please address all such requests to the Company at 36 Crosby Drive, Bedford, Massachusetts 01730, Attention: Investor Relations. The Company will provide exhibits upon written request and payment of an appropriate processing fee.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information as of January 21, 2000 with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) the directors and nominees for director of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers on December 31, 1999 (the “Named Executive Officers”), and (iv) all directors and executive officers of the Company as a group.

	Amount and Nature
	of Beneficial Ownership (1)

	Number of		Percent of
Name and Address of Beneficial Owner	Shares		Class

5% Stockholders

Massachusetts Financial Services Company	4,519,622	(2)	11.4%
500 Boylston Street
Boston, MA 02116

Franklin Resources, Inc.	2,558,109	(3)	6.5
777 Mariners Island Boulevard
San Mateo, CA 94404

Kenneth P. Weiss	2,208,000	(4)	5.6
59 Sargent Street
Newton, MA 02158

FMR Corp.	1,983,700	(5)	5.0
82 Devonshire Street
Boston, MA 02109

Directors and Named Executive Officers

Robert P. Badavas	3,000	(6)	*

D. James Bidzos	175,503	(7)	*

Arthur W. Coviello, Jr.	307,660	(8)	*

Richard L. Earnest	48,000	(6)	*

Taher Elgamal	14,500	(9)	*

Joseph B. Lassiter, III	45,000	(6)	*

James K. Sims	75,000	(10)	*

Charles R. Stuckey, Jr.	754,784	(11)	1.9

John Adams	94,972	(6)	*

Scott T. Schnell	32,959	(12)	*

Joseph Uniejewski	9,375	(6)	*

All executive officers and directors as a group (14 persons)	1,671,826	(13)	4.1

*	Less than 1%

1.	The number of shares beneficially owned by each stockholder, director and executive officer is determined under rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after January 21, 2000 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

2.	This information is derived from a Schedule 13G/ A filed with the SEC on February 11, 2000.

3.	This information is derived from a Schedule 13G/ A filed with the SEC on January 31, 2000.

4.	This information is derived from a Schedule 13G/ A filed with the SEC on January 7, 2000.

5.	This information is derived from a Schedule 13G filed with the SEC on February 14, 2000.

6.	Consists of shares that may be acquired pursuant to stock options exercisable within 60 days after January 21, 2000.

7.	Includes 12,000 shares that may be acquired pursuant to stock options exercisable within 60 days after January 21, 2000.

8.	Includes 285,574 shares that may be acquired pursuant to stock options exercisable within 60 days after January 21, 2000.

9.	Includes 13,000 shares that may be acquired pursuant to stock options exercisable within 60 days after January 21, 2000.

10.	Includes 50,000 shares that may be acquired pursuant to stock options exercisable within 60 days after January 21, 2000.

11.	Includes (i) 10,000 shares held by the Stuckey Family Charitable Remainder Unitrust, (ii) 25,956 shares held by the Charles R. Stuckey, Jr. — 1998 Grantor Retained Annuity Trust, (iii) 82,500 shares held by the Charles R. Stuckey, Jr. — 1998 Grantor Retained Annuity Trust II, and (iv) 234,374 shares that may be acquired pursuant to stock options exercisable within 60 days after January 21, 2000.

12.	Includes 31,539 shares that may be acquired pursuant to stock options exercisable within 60 days after January 21, 2000.

13.	Includes an aggregate of 906,832 shares that may be acquired pursuant to stock options exercisable within 60 days after January 21, 2000.

Votes Required

      The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

      The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required to ratify the appointment of the Company’s independent auditors.

      Shares that abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the matters presented to the stockholders at the Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

      The Company has a classified Board of Directors consisting of two Class I directors, three Class II directors and three Class III directors. The terms of the current Class I, Class II and Class III Directors expire at the annual meetings of stockholders to be held in 2001, 2002 and 2000, respectively. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

      The persons named in the enclosed proxy will vote to elect, as Class III directors, Robert P. Badavas, Arthur W. Coviello, Jr. and James K. Sims, the three director nominees named below, unless the proxy is marked otherwise. Messrs. Badavas, Coviello and Sims are currently directors of the Company.

      Each Class III director will be elected to hold office until the 2003 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

      For each member of the Board of Directors, including those who are nominees for election as Class III directors, there follows information given by each concerning his age and length of service as a director of the Company, his principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he serves as a director. There are no family relationships among any of the directors, nominees for director or executive officers of the Company.

			Principal Occupation, Other Business
		Director	Experience During Past Five Years
Name	Age	Since	and Other Directorships

Directors Whose Terms Expire in 2001 (Class I Directors)

Joseph B. Lassiter, III	52	1996	Joined Harvard University Graduate School of Business Administration in September 1996, where he is currently Professor of Management; President of Wildfire Communications, Inc., a telecommunications software company, from July 1994 to February 1996; Vice President of Teradyne, Inc., a manufacturer of automatic test equipment, from January 1974 to February 1994; Member of the Board of Directors of Advanced Magnetics, Inc., a developer of organ-specific contrast agents.

Charles R. Stuckey, Jr.	57	1987	Chairman of the Board of Directors since July 1996; President of the Company from January 1987 to March 1999; Chief Executive Officer of the Company from March 1987 to January 2000; President of RSA Capital Inc., a wholly owned subsidiary of the Company focusing on strategic investments, since January 2000; Member of the Board of Directors of MatrixOne Inc., a provider of Internet business collaboration software, since October 1998; Member of the Board of Directors since 1997, Secretary since 1998 and Vice Chairman since 1999 of the Massachusetts Telecommunications Council; Member of the Board of Advisors of Ohio University.

Directors Whose Terms Expire in 2002 (Class II Directors)

D. James Bidzos	45	1996	Vice Chairman of the Board of Directors since March 1999; Executive Vice President of the Company from July 1996 to February 1999; President and Chief Executive Officer of RSA Data Security, Inc. from 1988 to February 1999; Chairman of the Board of VeriSign, Inc., a company specializing in providing public-key certificates and related products and services; Member of the Boards of Directors of Trintech Group, Plc. and SmartDisk Corporation.

			Principal Occupation, Other Business
		Director	Experience During Past Five Years
Name	Age	Since	and Other Directorships

Richard L. Earnest	57	1993	Mayor of Del Mar, California since December 1998; Deputy Mayor of Del Mar, California from November 1997 to December 1998; Chief Executive Officer of Tudor Publishing Company from April 1995 to April 1997; independent consultant to start-up companies from June 1994 to March 1995; Chief Executive Officer of DEMAX Software, a provider of centralized security management software, from June 1993 to June 1994; Chief Executive Officer of Advant Edge Systems Group, a software company, from April 1991 to June 1993; Member of the Board of Directors of Data Critical Corporation.

Taher Elgamal	44	1999	President of the Information Security Group of The Kroll-O’Gara Company, a provider of information security software and services, since January 1999; Chief Executive Officer of Securify, Inc., a provider of comprehensive security services for e-commerce and business and government applications, from June 1998 to January 1999; Chief Scientist of Netscape Communications Corp. from April 1995 to June 1998; Director of Engineering of RSA Data Security, Inc. from October 1991 to April 1995; Member of the Board of Directors of hi/fn, inc., a provider of high-performance, multi-protocol packet processors, and Phoenix Technologies Ltd., a provider of system-enabling software solutions for PCs and connected digital devices.

Nominees For Terms Expiring in 2003 (Class III Directors)

Robert P. Badavas	47	2000	Chief Executive Officer and President of Cerulean Technology, Inc., a provider of mobile information systems applications, since December 1995; Senior Vice President and Chief Financial Officer, among other capacities, of Chipcom Corporation, a manufacturer of computer networking intelligent switching systems, from October 1986 to October 1995; Member of the Board of Directors of Renaissance Worldwide, Inc. and of ON Technology Corporation.

Arthur W. Coviello, Jr.	46	1999	Chief Executive Officer of the Company since January 2000; President of the Company since March 1999; Executive Vice President of the Company from September 1995 to March 1999; Chief Financial Officer and Treasurer of the Company from October 1995 to August 1997; Chief Operating Officer of the Company from January 1997 to March 1999; Chief Operating Officer and Chief Financial Officer, among other capacities, for CrossComm Corporation, a developer of internetworking products, from March 1992 to January 1994.

			Principal Occupation, Other Business
		Director	Experience During Past Five Years
Name	Age	Since	and Other Directorships

James K. Sims	53	1997	Chairman, Chief Executive Officer and Member of the Board of Directors of Gen3 Partners, Inc. Internet Business Builders, which partners with established companies to identify, build, launch and operate business-to-business, Internet ventures, since September 1999; Chief Executive Officer, President and member of the Board of Directors of Cambridge Technology Partners (Massachusetts), Inc., an international consulting and systems integration firm, from February 1991 to July 1999; Chief Executive Officer and President of Concurrent Computer Corporation, a computer hardware manufacturer, from October 1985 until September 1990.

Board and Committee Meetings

      The Board of Directors met 11 times during 1999. All directors other than Mr. Sims attended at least 75% of the meetings of the Board of Directors and of the committees on which they served. Mr. Sims attended eight of the 11 Board meetings and six of the nine Compensation Committee meetings.

      The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for the Company’s employees and consultants and administers and grants awards pursuant to certain of the Company’s stock-based compensation plans. The Compensation Committee held nine meetings during 1999. The current members of the Compensation Committee are Messrs. Lassiter, Elgamal and Sims.

      The Board of Directors has an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company’s independent public accountants. The Audit Committee held three meetings during 1999. The current members of the Audit Committee are Messrs. Earnest and Badavas.

      The Board of Directors has a Nominating Committee, which makes recommendations to the Board of Directors concerning all facets of the director selection process. Stockholders wishing to propose director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing information specified in the Company’s Bylaws, including the candidate’s name, biographical data and qualifications. The Company’s Bylaws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give written notice of an intent to make such a nomination complying with the Bylaws of the Company to the Secretary of the Company not less than 60 days nor more than 90 days prior to the stockholders’ meeting. The Nominating Committee held two meetings during 1999. The current members of the Nominating Committee are Messrs. Lassiter, Sims and Stuckey.

Director Compensation

      All of the directors are reimbursed for expenses incurred in connection with their attendance at Board and committee meetings. Each non-employee director is paid $2,000 for attendance at each meeting of the Board in which he participates, whether in person or by telephone. Each non-employee director is also entitled to $1,000 for each meeting of a committee of the Board that he attends that is held on a day other than the day of, or the day before or after, the date of any meeting of the full Board of Directors. Directors who are also employees of the Company are not entitled to compensation in their capacities as directors.

      Each non-employee director is entitled to receive options under the 1994 Director Stock Option Plan, as amended (the “Director Plan”), to purchase shares of Common Stock upon his or her initial election to the Board of Directors. These options cover the number of shares of Common Stock determined by multiplying (i) 12,000 by (ii) the quotient of (x) the number of whole calendar months between the option grant date and the date of the next annual meeting of stockholders and (y) 12. In addition, on the date of each annual meeting of stockholders, each non-employee director is entitled to receive annual options to purchase 12,000 shares of Common Stock as long as such director continues to serve as director immediately after such annual meeting.

      All options granted under the Director Plan are fully exercisable on the date of grant. The exercise price of options granted under the Director Plan equals the lesser of (i) the closing price of the Common Stock on the date of grant or (ii) the average of the closing prices of the Common Stock on the Nasdaq National Market (or such other nationally recognized exchange or trading system if the Common Stock is no longer traded on the Nasdaq National Market) for a period of ten consecutive trading days prior to such date.

      Mr. Bidzos, the Vice Chairman of the Board of Directors of the Company, entered into a Consulting Agreement with the Company, effective February 18, 1999, pursuant to which the Company pays Mr. Bidzos $10,000 per month plus expenses (including benefit coverage) for his services as a consultant to the Company. In December 1999, the Company’s Board of Directors authorized the Company to amend the Consulting Agreement to increase Mr. Bidzos’ compensation to $20,000 per month plus expenses. The Consulting Agreement has a two-year term.

Compensation of Executive Officers

  Employment Agreements

      The Company is a party to an Amended and Restated Employment Agreement, dated as of November 1, 1997, as amended, with Charles R. Stuckey, Jr., providing for the employment of Mr. Stuckey as Chief Executive Officer of the Company. The agreement provides for a two-year term ending on November 1, 1999, after which time the agreement renews automatically for successive one-year terms until either party gives written notice of non-renewal at least 90 days prior to the expiration of the then-current term. The agreement provides for an annual base salary of $231,000, as well as annual bonuses upon the satisfaction of agreed-upon goals and objectives. The agreement also provides that Mr. Stuckey shall be entitled to receive the same standard employment benefits as other executives of the Company receive. If Mr. Stuckey is terminated other than for cause (as defined therein), he shall be entitled to receive severance payments equal to 24 months’ base salary, acceleration of all stock options and full medical and insurance benefits until death, and the parties shall negotiate in good faith regarding the retention of Mr. Stuckey as a consultant to the Company for a two-year period. In the event of a change in control of the Company (as defined therein), Mr. Stuckey shall be entitled, at his election, to receive, subject to certain limitations, a lump sum payment equal to 24 months’ base salary. In addition, he shall receive acceleration of all stock options if he is terminated other than for cause within one year after a change in control of the Company.

      The Company is also a party to a letter agreement, dated August 21, 1995, with Arthur W. Coviello, Jr. Mr. Coviello’s annual base salary is $200,000, and he is eligible to receive annual bonuses upon the satisfaction of agreed-upon goals and objectives. Mr. Coviello is also entitled to severance of six months’ salary and benefits if his employment is terminated by the Company. In addition, for each full year of service with the Company (up to a maximum of six years), Mr. Coviello will receive an additional one month of severance (thus aggregating up to 12 months of severance).

      In January 2000, Mr. Coviello succeeded Mr. Stuckey as the Company’s Chief Executive Officer, and Mr. Stuckey became President of RSA Capital Inc., a wholly owned subsidiary of the Company, in addition to his continued role as Chairman of the Company’s Board of Directors. In connection with this succession arrangement, the Company’s Board of Directors authorized the Company to enter into new employment agreements with each of Messrs. Coviello and Stuckey, which agreements will replace the executives’ existing agreements. The Company is currently negotiating the new agreements with the executives.

      In September 1998, the Company entered into Management Employment Agreements with each of John Adams and Scott T. Schnell providing for Mr. Adams’ employment as Senior Vice President, Engineering (or such other equivalent or greater title as the Company may determine) and Mr. Schnell’s employment as Senior Vice President, Worldwide Marketing (or such other equivalent or greater title as the Company may determine) of the Company for the period ending in March 2000, unless sooner terminated in accordance with the terms of the agreements. The agreements provide for annual base salaries of at least $190,000 for Mr. Adams and at least $180,000 for Mr. Schnell and entitle the executives to participate in all bonus and benefit programs that the Company establishes and makes available to its employees to the extent they are otherwise eligible. The agreements also provide that the executives’ employment with the Company shall not be terminated during the term of the agreement other than for cause (as defined therein), upon death or disability, or at the election of the executives.

  Severance Agreements

      The Company entered into a Separation and Settlement Agreement with Mr. Bidzos, effective February 18, 1999, as amended, pursuant to which Mr. Bidzos resigned his positions as Executive Vice President of the Company and President of RSA Data Security, Inc. Pursuant to the terms of the agreement, the Company accelerated the vesting of Mr. Bidzos’ outstanding unvested stock options (covering an aggregate of 200,001 shares of Common Stock) such that all such options became exercisable in full. In addition, the Company repriced all of Mr. Bidzos’ outstanding stock options (covering an aggregate of 350,000 shares of Common Stock) such that the exercise price of such options is $16.00, the closing price of the Common Stock on the Nasdaq National Market on the date of repricing and the fair market value of the Common Stock as determined by the Board of Directors. As a condition to the repricing, all of Mr. Bidzos’ outstanding options that were unexercised as of December 31, 1999 expired on such date.

  Noncompetition Agreements

      Messrs. Stuckey, Coviello, Adams and Uniejewski have entered into noncompetition agreements with the Company. Pursuant to the terms of the noncompetition agreements, each of Messrs. Stuckey, Coviello, Adams and Uniejewski has agreed, through the first anniversary of the date of termination of his respective employment with the Company, not to engage in any business activity that is directly or indirectly in competition with the Company in the United States with any of the products or services being developed, provided or sold by the Company at such time. Furthermore, each executive officer has agreed that he will not, directly or indirectly, employ any person who is employed by the Company at any time during the term of the noncompetition agreement, or in any manner seek to induce any such person to leave his or her employment with the Company.

  1998 Deferred Compensation Plan

      On January 22, 1998, the Board of Directors adopted the Company’s 1998 Deferred Compensation Plan (the “Deferred Compensation Plan”). Pursuant to the Deferred Compensation Plan, management and certain highly compensated employees may elect to defer up to 95% of base salary and up to 95% of annual bonus, which amounts shall be placed into a trust established thereunder. Upon the participant’s retirement, termination, death or disability, benefits shall be paid to the participant or his or her beneficiaries, heirs or estate. The Company has yet to implement the Deferred Compensation Plan.

  Summary Compensation

      The following table sets forth certain information with respect to the annual and long-term compensation of each of the Named Executive Officers for the three years ended December 31, 1999.

Summary Compensation Table

				Long-Term
				Compensation

				Awards
		Annual
		Compensation		Number of
				Shares	All Other
		Salary	Bonus	Underlying	Compensation
Name and Principal Position	Year	($)	($)	Options	($)(1)

Charles R. Stuckey, Jr.	1999	$254,519	$190,889	337,500	$3,081
Chairman of the Board and	1998	231,000	0	0	8,384
Chief Executive Officer(2)	1997	231,000	158,078	0	6,365

Arthur W. Coviello, Jr.	1999	228,750	125,813	337,500	4,334
President(2)	1998	200,000	0	0	6,293
	1997	200,000	97,760	0	5,180

John Adams	1999	199,500	79,800	75,000	4,334
Chief Technology Officer	1998	190,000	10,000	253,100 (3)	7,479
	1997	183,750	54,384	0	5,433

Scott T. Schnell(4)	1999	196,500	78,600	175,000	3,537
Senior Vice President, Marketing	1998	166,458	25,000	165,000 (5)	4,564

Joseph Uniejewski(6)	1999	173,635	56,564	150,000	1,085
Senior Vice President, Engineering

(1)	Amounts shown in this column for fiscal 1999 represent the aggregate value of the Company’s contributions on behalf of the executives to the Company’s 401(k) savings plan ($2,081 for Mr. Stuckey, $3,334 for Mr. Coviello, $3,334 for Mr. Adams, $2,537 for Mr. Schnell and $1,085 for Mr. Uniejewski) and the Company’s Profit Sharing Plan ($1,000 for each of Messrs. Stuckey, Coviello, Adams and Schnell).

(2)	Mr. Stuckey served as Chief Executive Officer of the Company throughout 1999, until January 2000 when Mr. Coviello was elected Chief Executive Officer.

(3)	Represents options granted to Mr. Adams in replacement of options that were cancelled and repriced in connection with the Company’s option repricing program in August 1998.

(4)	Mr. Schnell did not serve as an executive officer of the Company during 1997.

(5)	65,000 of such shares represent options granted to Mr. Schnell in replacement of options that were cancelled and repriced in connection with the Company’s option repricing program in August 1998.

(6)	Mr. Uniejewski did not serve as an executive officer of the Company during 1998 or 1997.

  Option Grants

      The following table sets forth certain information concerning grants of stock options during the year ended December 31, 1999 to each of the Named Executive Officers. The Company granted no stock appreciation rights during fiscal 1999.

Option Grants in Last Fiscal Year

	Individual Grants

		Percent of			Potential Realizable
		Total			Value at Assumed
	Number of	Options			Annual Rates of Stock
	Shares	Granted To	Exercise		Price Appreciation for
	Underlying	Employees in	Price Per		Option Term($)(2)
	Options	Fiscal Year	Share	Expiration
Name	Granted	(%)	($)(1)	Date(1)	5%	10%

Charles R. Stuckey, Jr.	137,500	2.3%	$25.875	1/6/07	$1,335,010	$3,090,295
	200,000	3.3	29.8125	10/13/07	2,237,328	5,178,993

Arthur W. Coviello, Jr.	137,500	2.3	25.875	1/6/07	1,335,010	3,090,295
	200,000	3.3	29.8125	10/13/07	2,237,328	5,178,993

John Adams	25,000	0.4	25.875	1/6/07	242,729	561,872
	25,000	0.4	42.50	11/18/07	398,685	922,881
	25,000	0.4	37.15	12/8/07	348,498	806,707

Scott T. Schnell	25,000	0.4	16.25	3/23/07	152,439	352,866
	125,000	2.1	42.50	11/18/07	1,993,427	4,614,407
	25,000	0.4	37.15	12/8/07	348,498	806,707

Joseph Uniejewski	25,000	0.4	16.25	3/23/07	152,439	352,866
	125,000	2.1	29.625	10/19/07	1,389,536	3,216,513

(1)	Each option becomes exercisable with respect to 25% of the shares subject thereto on the first anniversary of the option grant and with respect to the remaining shares in 12 equal installments at the end of each three-month period thereafter. No installment is exercisable after the fourth anniversary of the vesting date of such installment. Options generally terminate three months following termination of the executive officer’s employment with the Company or the expiration date, whichever occurs earlier. The exercise price of each option was the closing price of the Common Stock on the Nasdaq National Market on the date of grant, which was determined by the Board of Directors to be the fair market value of the Common Stock on the date of grant.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the Common Stock, the optionholder’s continued employment through the option period, and the date on which the options are exercised.

  Aggregated Option Exercises and Year-End Option Table

      The following table summarizes certain information regarding stock options exercised during the year ended December 31, 1999 and stock options held as of December 31, 1999 by each of the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Shares
			Underlying
			Unexercised	Value of Unexercised
			Options at Fiscal	In-the-Money Options
	Number		Year-End(#)	at Fiscal Year-End($)(2)
	of Shares	Value
	Acquired on	Realized	Exercisable/	Exercisable/
Name	Exercise (#)	($)(1)	Unexercisable	Unexercisable

Charles R. Stuckey, Jr.	50,000	$1,520,000	187,499/350,001	$9,888,229/$17,295,209

Arthur W. Coviello, Jr.	150,000	4,367,188	251,200/337,500	16,963,850/ 16,635,938

John Adams	105,000	1,566,719	76,223/146,877	4,987,843/ 7,877,826

Scott T. Schnell	100,000	2,867,348	25,289/289,538	1,707,252/ 14,184,552

Joseph Uniejewski	37,500	853,406	0/262,500	0/ 14,933,594

(1)	Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2)	Value based on the last sales price per share ($77.50) of the Company’s Common Stock on December 31, 1999, as reported on the Nasdaq National Market, less the exercise price.

Compensation Committee Report on Executive Compensation

      The Compensation Committee is responsible for recommending compensation policies with respect to the Company’s executive officers, and for making decisions about awards under certain of the Company’s stock-based compensation plans. Each member of the Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This report addresses the Company’s compensation policies for 1999 as they affected the Chief Executive Officer and the Company’s other executive officers, including the Named Executive Officers.

  Compensation Policies

      The Compensation Committee’s executive compensation policies are designed to provide competitive compensation opportunities, reward executives consistent with the Company’s performance, recognize individual performance and responsibility, underscore the importance of stockholder value creation and assist the Company in attracting and retaining qualified executives. The principal elements of compensation employed by the Compensation Committee to meet these objectives are base salaries, annual cash incentives and long-term stock-based incentives.

      All compensation decisions are determined following a detailed review of many factors that the Compensation Committee believes are relevant, including external competitive data, the Company’s achievements over the past year, the individual’s contributions to the Company’s success, any significant changes in the individual’s role or responsibility, and the internal equity of compensation relationships.

      In general, the Compensation Committee intends that the overall total compensation opportunities provided to the executive officers should reflect competitive compensation for executives with corresponding responsibilities in comparable firms providing similar products and services. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions, the Company’s financial performance, and the individual’s performance in establishing the compensation opportunities of the executive officers. Total compensation opportunities for the executive officers are adjusted over time as necessary to meet this objective. Actual compensation earned by the executive officers reflects both their contributions to the Company’s actual stockholder value creation and the Company’s actual financial performance.

      The competitiveness of the Company’s total compensation program — including base salaries, annual cash incentives and long-term stock-based incentives — is regularly assessed with the assistance of the Compensation Committee’s outside compensation consultant. Data for external comparisons are drawn from a number of sources, including the publicly available disclosures of selected comparable firms with similar products and national compensation surveys of information technology firms of similar size.

      While the targeted total compensation levels for the executive officers are intended to be competitive, compensation paid in any particular year may be more or less than the average, depending upon the Company’s actual performance.

  Base Salary

      Base salaries for all executive officers, including the Chief Executive Officer, are reviewed by the Compensation Committee on an annual basis. In determining appropriate base salaries, the Compensation Committee considers external competitiveness, the roles and responsibilities of the individual, the internal equity of compensation relationships and the contributions of the individual to the Company’s success.

  Annual Cash Incentive Opportunities

      The Company believes that executives should be rewarded for their contributions to the success and profitability of the business and, as such, approves the annual cash incentive awards. Incentive awards are linked to the achievement of revenue and net income goals by the Company and/or specific business units, and the achievement by the executives of certain assigned objectives. The individual objectives set for executive officers of the Company are generally objective in nature and include such goals as revenue, profit and budget objectives, increased departmental productivity and improved quality control. The Compensation Committee believes that these arrangements tie the executive’s performance closely to key measures of success of the Company or the executive’s business unit. All executive officers, including the Chief Executive Officer, are eligible to participate in this program.

  Long-Term Stock-Based Incentives

      The Compensation Committee also believes that it is essential to link executive and stockholder interests. Therefore, from time to time the Compensation Committee grants stock options to executive officers and other employees under the Company’s 1994 Stock Option Plan, as amended — 1998 Restatement. In determining actual awards, the Compensation Committee considers the external competitive market, the contributions of the individual to the success of the Company, and the need to retain the individual over time. All executive officers, including the Chief Executive Officer, are eligible to receive awards under the 1994 Stock Option Plan, as amended — 1998 Restatement.

      Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its Named Executive Officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Although no Named Executive Officer received compensation exceeding this limit in 1999, the Company has limited the number of shares subject to stock options that may be granted to Company employees in a manner that complies with the performance-based requirements of Section 162(m). While the Compensation Committee does not currently intend to qualify its annual cash incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

  1999 Compensation

      Base salaries paid in 1999 for all executive officers reflect the Compensation Committee’s review of external competitiveness, the roles and responsibilities of the individuals, the internal equity of compensation relationships and the contributions of the individual. During 1999, the Company and Mr. Stuckey, the Chief Executive Officer of the Company, were parties to an Amended and Restated Employment Agreement, dated as of November 1, 1997, as amended, which provided for an annual base salary of at least $231,000, as well as annual bonuses. This agreement is being replaced in 2000 with a new agreement reflecting Mr. Stuckey’s continuing role as Chairman of the Board of the Company and President of RSA Capital Inc., a wholly owned subsidiary of the Company. See “Compensation of Executive Officers — Employment Agreements.”

      In January 1999, the Compensation Committee increased Mr. Stuckey’s base salary by five percent as an annual cost of living adjustment. In October 1999, the Compensation Committee increased Mr. Stuckey’s base salary to $300,000 due to market conditions and Company performance factors. At the request of the Compensation Committee, the Company’s outside compensation consultant conducted a review of the compensation plans of the Company’s peer companies and found that Mr. Stuckey’s compensation was significantly under market. In increasing Mr. Stuckey’s base salary, the Compensation Committee also noted that the Company had maintained a strong level of financial performance for the three previous quarters and completed a successful relaunch and rebranding campaign. The increase in the Chief Executive Officer’s base salary was intended to bring his compensation level in line with the market and to reflect his contributions to the Company’s success.

      Annual cash incentives paid to the executive officers for 1999 were determined in conjunction with the Compensation Committee’s assessment of the Company’s and the individual’s performance with respect to predetermined objectives as outlined above.

      Stock options awarded in 1999 to the executive officers were based on an assessment of individual contribution, Company success and competitive practice, and were intended to help retain the executives over time and to provide rewards consistent with stockholder returns. As such, all options granted in 1999 vest ratably over a predetermined period of time, with an exercise price equal to the fair market value on the date of the grant. With respect to these grants, no compensation will be earned unless the share price increases beyond the grant price, thereby creating stockholder returns.

      In January 1999, the Compensation Committee instituted a policy of including change of control provisions in all stock option agreements evidencing stock option grants to executive officers during and after 1999. If there is a change of control of the Company and within one year following the change of control either (1) the Company or its successor terminates the executive officer other than for cause or (2) the executive officer voluntarily terminates because of a material diminution of his or her position or responsibilities or a relocation of his or her principal place of business by more than 50 miles, the stock option becomes immediately exercisable in full. The Compensation Committee instituted this change in order to enhance the retention of key executives by making the Company’s compensation plan more competitive with those of the Company’s peers.

Joseph B. Lassiter, III, Chairman
Taher Elgamal
James K. Sims

Certain Relationships and Related Transactions

      D. James Bidzos, the Vice Chairman of the Board of Directors of the Company, entered into a Consulting Agreement with the Company, effective February 18, 1999. See “Director Compensation.”

Comparative Stock Performance

      The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the period from December 31, 1994 through December 31, 1999 with the cumulative total return on (i) Standard and Poor’s SmallCap 600 Index and (ii) Hambrecht & Quist’s Growth Index. The comparison assumes the investment of $100 on December 31, 1994 in the Company’s Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

PERFORMANCE CHART

	RSA Security Inc.	S&P SmallCap 600	Hambrecht & Quist Growth

1994	100.00	100.00	100.00
1995	585.23	129.96	166.89
1996	676.51	157.67	174.68
1997	767.79	198.01	179.41
1998	493.96	203.41	260.24
1999	1664.43	228.64	729.00

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF AUDITORS

      The Board of Directors has selected Deloitte & Touche LLP as auditors of the Company for the year ending December 31, 2000, subject to ratification by stockholders at the Meeting. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Board of Directors will reconsider the matter. A representative of Deloitte & Touche LLP, which served as the Company’s auditors for the year ended December 31, 1999, is expected to be present at the Meeting to respond to appropriate questions, and to make a statement if he or she so desires.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company’s proxy statement and proxy card for the Company’s 2001 Annual Meeting of Stockholders (the “2001 Annual Meeting”) must be submitted to the Secretary of the Company at its offices, 36 Crosby Drive, Bedford, Massachusetts 01730, no later than November 13, 2000.

      If a stockholder of the Company wishes to present a proposal before the 2001 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2001 Annual Meeting, except that if less than 70 days’ notice or prior public disclosure of the date of the 2001 Annual

Meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2001 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of Section 16(a) reports filed by the Reporting Persons furnished to the Company, the Company believes that all of the Reporting Persons other than D. James Bidzos and Massachusetts Financial Services Company (“MFSC”) complied with all Section 16(a) filing requirements during 1999.

      Mr. Bidzos failed to include his exercise of a stock option in his May 1999 Statement of Changes in Beneficial Ownership on Form 4 and also failed to file a Statement of Changes in Beneficial Ownership on Form 4 to report his exercise of a stock option in December 1999. Mr. Bidzos reported both of these transactions on his Annual Statement of Changes in Beneficial Ownership on Form 5 for the fiscal year ended December 31, 1999.

      Although MFSC has filed with the SEC a Schedule 13G reporting ownership of more than 10% of the Company’s outstanding Common Stock (see “Security Ownership of Certain Beneficial Owners and Management”), the Company has not received copies of any Section 16(a) reports with respect to MFSC’s ownership.

OTHER MATTERS

      The Board of Directors knows of no other business that will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, the persons named in the enclosed proxy card intend to vote or otherwise act in accordance with their best judgment on such matters.

      The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile, e-mail and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

      THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

By Order of the Board of Directors,

/s/ Margaret K. Seif
Margaret K. Seif, Secretary

March 13, 2000

SDMCM-PS-2000

RSA SECURITY INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 19, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE

COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Charles R. Stuckey, Jr., Arthur W. Coviello, Jr. and Margaret K. Seif, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of RSA SECURITY INC. (the “Company”) to be held on Wednesday, April 19, 2000 at 11:00 a.m. at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the following proposals is conditioned upon the approval of any other proposal.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title.

Has your address changed? Do you have any comments?

RSA SECURITY INC.

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE

Mark box at right if you plan to attend the meeting.	[ ]

Mark box at right if an address change or comment has been noted on the reverse side of this card.	[ ]

1.	To elect the following nominees for Class III Director to serve for the ensuing three years (except as marked below):

Robert P. Badavas

Arthur W. Coviello, Jr.
James K. Sims

[ ] FOR ALL NOMINEES	[ ] WITHHOLD	[ ] FOR ALL EXCEPT

NOTE: If you do not wish your shares voted “For” a particular nominee, mark the “For All Except” box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the current year.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

RECORD DATE SHARES:

Please be sure to sign and date this Proxy.       Date:

                                       Stockholder sign here

                                       Co-owner sign here

DETACH CARD